EXHIBIT 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of TRxADE HEALTH, Inc., a Delaware corporation (“TRxADE” or the “Company”), which common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is qualified in its entirety by reference to our Certificate of Incorporation, as amended and our Bylaws, as amended, which are incorporated by reference herein, and by applicable law. For purposes of this description, references to “TRxADE,” “we,” “our” and “us” refer only to TRxADE and not to its subsidiaries.

Authorized Capitalization

The total number of authorized shares of our common stock is 100,000,000 shares, $0.00001 par value per share. The total number of “blank check” authorized shares of our preferred stock is 100,000,000 shares, $0.00001 par value per share. There are no shares of preferred stock currently outstanding.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Delaware law, our Certificate of Incorporation, as amended or Bylaws, as amended. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on the Nasdaq Capital Market under the symbol “MEDS”.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Anti-Takeover Effects Under Section 203 of Delaware General Corporation Law, our Certificate of Incorporation and Bylaws

Section 203 of Delaware General Corporation Law (DGCL) prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

-	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

-	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

-	on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

-	any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;

-	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;

-	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

-	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

-	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its Certificate of Incorporation. Our Certificate of Incorporation provides that we shall not be governed by Section 203 of DGCL and as a result, Section 203 of DGCL does not apply to us.

Our Amended and Restated Certificate of Incorporation does not provide that our board of directors will be classified. As a result, a person can gain control of our board only by successfully engaging in a proxy contest at one annual meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Amended and Restated Certificate of Incorporation requires, that unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Company; (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws of the Company; or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (or such indispensable parties consenting to the personal jurisdiction of the Court of Chancery within 10 days following any determination by the Court of Chancery that an indispensable party is not subject to such personal jurisdiction); provided that, if and only if the Court of Chancery of the State of Delaware dismisses any action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

Notwithstanding any other provisions of law, the Certificate of Incorporation or the Bylaws of the Company, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with the exclusive forum requirements in our Amended and Restated Certificate of Incorporation. If any provision or provision of the exclusive forum requirements in our Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

As a result of the above, our Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act of 1933, as amended (“Securities Act”), creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer). Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as the chairperson of the board of directors, the chief executive officer or president (in the absence of a chief executive officer) believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. Separately, pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Action by written consent

Any action required or permitted to be taken by our common stockholders may be effected by written consent of the stockholders having not less than the minimum percentage of the vote required by DGCL for the proposed corporate action.

Vacancies on the Board of Directors

Our Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and unless otherwise required by law or resolution of our board of directors, vacancies on the board of directors arising through death, resignation, retirement, disqualification or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, though less than a quorum.

Amendment to Bylaws by Stockholders

Subject to certain limitations preventing amendments which decrease or diminish indemnification rights provided for in our Bylaws, our Bylaws provide that any amendment to such Bylaws undertaken solely by our stockholders requires the affirmative vote of at least two-thirds in voting power of the outstanding shares of capital stock of the Company.